EXHIBIT 99.1

HealthWarehouse.com Reports 43% Revenue Growth Year-Over-Year

Prescriptions Filled Increase 147% Year-Over-Year

CINCINNATI, August 16, 2011 -- HealthWarehouse.com, Inc. (OTC: HEWA) a leading VIPPS accredited retail mail-order pharmacy, today announced its financial results for the quarter ended June 30, 2011.

For the quarter ended June 30, 2011, the Company’s net sales increased $753,059 to $2,519,721, up 43% compared to the same period in 2010. This was driven by growth in the Company’s prescription business.  Prescriptions filled increased from 15,191 to 37,458, up 147% year-over-year.  Gross margins increased from 27.4% to 44.3% year-over-year due to prescription orders becoming a larger part of the product mix.

Selling, general and administrative expenses increased by $1,062,069 for the quarter ended June 30, 2011 compared to the same period in 2010.  Net loss for the quarter ended June 30, 2011 increased to $1,100,094, as compared with a net loss of $649,329 for the same period in 2010. The increase in SG&A expenses and net loss was due primarily to the expansion of personnel to handle growth in prescription sales as well as non-cash and one time charges.

“We are pleased to report strong revenue and gross margin growth again in the quarter,” said Lalit Dhadphale, President and CEO of HealthWarehouse.com. “With prescription growth of 147% year-over-year, it is clear that customers are looking for an alternative to expensive, brick-and-mortar pharmacies.  We look forward to further broadening our customer base and continuing our growth.”

Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may differ significantly from management's expectations. These forward-looking statements involve risks and uncertainties that include, among others, risks related to competition, management of growth, new products, services and technologies, potential fluctuations in operating results, international expansion, outcomes of legal proceedings and claims, fulfillment center optimization, seasonality, commercial agreements, acquisitions and strategic transactions, foreign exchange rates, system interruption, inventory, government regulation and taxation, payments and fraud. More information about factors that potentially could affect HealthWarehouse.com's financial results is included in HealthWarehouse.com's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent filings.

7107 Industrial Blvd. • Florence, KY 41042
Tel: (866) 885-0508 • Fax: (866) 821-3784 • www.HealthWarehouse.com

SOURCE: HealthWarehouse.com, Inc.

About HealthWarehouse.com, Inc.

HealthWarehouse.com, Inc. (OTC: HEWA) is a trusted VIPPS accredited retail mail-order pharmacy based in Cincinnati. HealthWarehouse.com offers 300 prescription drugs for $3.50 with 100% FREE shipping and is a 2009 & 2010 winner of the BizRate Circle of Excellence Award for outstanding customer satisfaction and service. With a mission to provide affordable healthcare to every American by eliminating inefficiencies in the drug distribution chain, HealthWarehouse.com has become one of the fastest growing retail mail-order pharmacies in the United States. HealthWarehouse.com is licensed in 50 states and only sells drugs which are FDA-approved and legal for sale in the United States.

Visit HealthWarehouse.com online at http://www.HealthWarehouse.com.

7107 Industrial Blvd. • Florence, KY 41042
Tel: (866) 885-0508 • Fax: (866) 821-3784 • www.HealthWarehouse.com